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                                          UNITED STATES
                               SECURITIES AND EXCHANGE COMMISSION

                                     WASHINGTON, D.C. 20549

                                            FORM 8-K

                         CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

                             OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report (Date of earliest event reported):
                                         March 11, 2004

                                     COGENTRIX ENERGY, INC.
                     (Exact name of registrant as specified in its charter)

                                            33-74254
                                    (Commission File Number)

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
                        NORTH CAROLINA                                      56-1853081
          (State or other jurisdiction of incorporation)         (I.R.S. Employer Identification No.)
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                                    9405 Arrowpoint Boulevard
                              Charlotte, North Carolina 28273-8110
                      (Address of principal executive offices and zip code)

                                         (704) 525-3800
                      (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE.

               Cogentrix Energy, Inc. (the "Company") may have to restate previously issued financial statements to reflect a change in the accounting treatment for two long-term power contracts (the "Contracts"). The Company has been recognizing revenue under the Contracts when billed based on the accounting rules that applied when the Contracts were entered into. These rules were revised in 1992 (by EITF 91-06) to require that certain revenues under long-term power contracts entered into after May 1992 be recognized generally on a straight-line basis over the term of the contract rather than recognized when billed as under the prior accounting rules. The new rules contained a grandfather provision for contracts entered into prior to May 1992. The Contracts were amended in 1997 and 1998. The prior financial statements treated the amendments as not affecting the availability of the grandfather provision. The Company's new independent auditor, PricewaterhouseCoopers LLP ("PWC"), has informed the Company that it disagrees with the previous treatment and has advised the Company that it should reflect straight-line revenue recognition in the 2003 and prior financial statements. In light of PWC's position, the Company is re-evaluating the accounting treatment of the Contracts and, therefore, may need to restate its historical financial statements.

               The change in accounting treatment for the Contracts would have no effect on the Company's past or future cash flows from the Contracts; however, it would, based on the Company's preliminary work, increase the Company's consolidated revenues and net income for 2003, and reduce consolidated revenues and net income for 2002 and prior years. There would be no change in the cumulative revenues and net income recorded over the life of the Contracts as a result of the change in accounting treatment. Based on its preliminary work,


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the Company estimates that the cumulative impact on shareholders' equity of the change in accounting treatment for the Contracts would result in a reduction of approximately $50 million at December 31, 2003.

               Based on the Company's preliminary work, it expects that if the restatement occurs, it would delay the filing of its Annual Report on Form 10-K for the fiscal year ended 2003 and would prevent its timely provision of financial information to the Company's lenders and bondholders.

               The Company is in discussions with the lenders under its credit facility on the impact of the restatement on its obligations under the credit facility and intends to seek waivers of any covenants or other provisions that may be breached by the restatement and the related delay in issuing its audited financial statements. The outcome of these discussions may impact the Company's ability to borrow under the credit facility to repay the approximately $40 million of 8.10% Senior Notes that mature on March 15, 2004 and its commitment to fund approximately $50 million of obligations of Cogentrix Eastern America, Inc. and Cogentrix Mid-America, Inc. by March 22, 2004. If these obligations are not funded through borrowings under the credit facility, the Company expects that the obligations will be funded through loans or equity contributions by the Company's parent, The Goldman Sachs Group, Inc., which acquired the Company on December 19, 2003. The Company also plans to seek waivers from the holders of its 8.75% Senior Notes due 2008 for any breach of those notes caused by any delay in the filing of the Annual Report on Form 10-K.



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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     COGENTRIX ENERGY, INC.

                                     By: /s/  Robert S. Mancini
                                        ------------------------------------
Date: March 11, 2004                 Name:  Robert S. Mancini
                                     Title: Co-President and Chief Commercial
                                            Officer